EMPLOYMENT COMPENSATION FORFEITURE

AND EXCHANGE AGREEMENT

This EMPLOYMENT COMPENSATION FORFEITURE AND EXCHANGE AGREEMENT (this “Agreement”) is entered into as of November __, 2012 by and among CNS Response, Inc., a Delaware corporation (the “Company”) and the undersigned employee of the Company (the “Employee”).

WHEREAS, the Company wishes to issue senior secured convertible promissory notes convertible into common stock of the Company at a price per share of $0.04718 per share (the “New Notes”) in the aggregate principal amount of $2 million, such amount subject to increase at the discretion of the Company’s Board of Directors, pursuant to a Note Purchase Agreement (the “Amended and Restated Purchase Agreement”) to investors who will invest funds after the date hereof and to those investors who have invested $600,000 between August 17, 2012 and October 19, 2012, of which investors who have invested $400,000 received notes with substantially the same terms as the terms of the New Notes but containing a mandatory conversion provision (the purchase and sale of the New Notes pursuant to the Amended and Restated Purchase Agreement and the purchase and sale of the 2013 Notes (as defined below) is referred to herein as the “New Financing”);

WHEREAS, the Company has experienced continuing losses, extreme cash flow shortfalls, has been unable to satisfy its financial obligations as they have become due and has failed in numerous attempts to raise additional capital through the sale of equity securities and as a condition to the Closing of the New Financing, certain investors therein have required that certain members of Management of the Company agree to waive the right to receive and forfeit 50% of their accrued salary in consideration for the issuance of shares of common stock, par value $0.001 per share of the Company (the “Common Stock”), in accordance with the terms set forth herein;

NOW, THEREFORE, the Employee, in consideration for the mutual promises and covenants herein, agrees, effective upon the Company’s receipt of proceeds in the New Financing of at least $1,350,000 (the “Minimum Amount”) unless otherwise indicated, as follows:

1.           Forfeiture of Accrued Wages.

(a)          Forfeiture. Subject to the terms and conditions of this Agreement, the Employee agrees to waive receipt of and release the Company from the payment of 50% of $____________ of salary and wages accrued from ____________ to ____________, being $___________, in consideration for which the Company agrees within five business days from the date hereof to issue to the Employee ___________ shares of Common Stock. Any remaining accrued salary shall remain outstanding and shall be paid (i) from time to time at the discretion of the Board of Directors to the extent the Board of Directors determines that such payment will not jeopardize the ability of the Company to continue as a going concern; or (ii) upon the closing of any single financing transaction (including a single financing transaction that contemplates multiple closings) in which the Company receives proceeds of $5 million or more. Additionally, where applicable, Employee agrees to waive receipt of and release the Company from the payment of any previously approved bonus award.

(b)          Indemnification for Federal and State Income taxes. The Company will indemnify the Employee for all Federal and state income tax payable and actually paid by Employee related directly to the receipt of Common Stock as provided for in Section 1(a) herein. It is expected that the value of such shares shall be not more than the conversion price of the New Notes (which is $0.04718 per share of Common Stock.)

(c)          Release. Other than as specifically set forth in Schedule A hereto and as specifically contemplated by this Agreement, including the payment of any amounts provided for in Section 1 (a) above, each Employee hereby releases and forever discharges the Company and its predecessors, successors, assigns and each of them, and each past, present, and future director, partner, subsidiary, division or entity or affiliated corporation, and each past, present or future employee, agent, representative, attorney, accountant, officer, director, stockholder, subscriber, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all claims, actions, causes of action, suits, debts, liens, demands, contracts, liabilities, agreements, costs, expenses, or losses of any type, whether known or unknown, fixed or contingent, which such Employee had, now has, or may hereafter have, arising out of or resulting from their employment by or services performed for, the Company, prior to the date hereof, including, without limitation, any such claims and other rights related to or arising from any promise, guaranty or grant (oral or written) by the Company to be issued or otherwise acquire or receive an equity interest in the Company, including but not limited to: (i) the Employee’s claim to any equity interest in the Company, and (ii) any and all claims with respect to salary or compensation or applicable law.

2.          Waiver. Each Employee hereby irrevocably waives the right to receive 50% of any wages, salary or compensation for any period of time prior to the date of September 30, 2012, and waives all rights and remedies related thereto under all applicable laws rules and regulations.

3.          Representations and Warranties of Employee. The Employee hereby represents and warrants to the Company as follows:

(a)          Authority. The Employee has, as appropriate, full power and legal capacity and all right, power, legal capacity and authority to enter into this Agreement. The execution, delivery and performance of this Agreement has been duly and validly approved and authorized by each Employee.

(b)          Accredited Investor. The Employee is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(i)          Investment for Own Account. The shares of Common Stock to be issued hereunder in accordance herewith are being, and will be, acquired for his, her or its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. The Employee acknowledges that the shares are “Restricted Securities” as that term is defined under the Securities Act and may only be resold under certain circumstances, if ever.

(ii)         Knowledge and Experience. The Employee has such knowledge and experience in financial and business matters that (s)he is capable of evaluating the merits and risks of an investment in the shares of Common Stock and of making an informed investment decision with respect thereto, has the ability and capacity to protect his/her interests and can bear the economic risk of the acceptance of the shares of Common Stock, including a total loss of his/her investment. The Employee recognizes and understands that there may not be a market for the Common Stock and that the Employee may never be able to sell any of such shares or receive any proceeds in the future.

(iii)        Opportunity to Ask Questions. The Employee has had the opportunity to ask questions and receive answers from the Company or any authorized person acting on its behalf concerning the Company and its business and to obtain any additional information, to the extent possessed by the Company (or to the extent it could have been acquired by the Company without unreasonable effort or expense) necessary to verify the accuracy of the information received by each such Employee. In connection therewith, each Employee acknowledges that (s)he has had the opportunity to discuss the Company’s business, management and financial affairs with the Company’s management or any authorized person acting on its behalf.

(iv)        Receipt of Information. The Employee has received and reviewed all the information concerning the Company and the Common Stock, both written and oral, that the Employee desires. Without limiting the generality of the foregoing, the Employee has been furnished with or has had the opportunity to acquire, and to review: all information, both written and oral, that the Employee desires with respect to the Company’s business, management, financial affairs and prospects. In determining whether to make this investment, the Employee has relied solely on his/her own knowledge and understanding of the Company and its business based upon the Employee’s own due diligence investigations and the Company’s filings with the U.S. Securities and Exchange Commission.

4.           Miscellaneous.

(a)          Effectiveness of Agreement. It is understood and agreed by the Company and the Employee that this Agreement shall only be effective upon the receipt by the Company of the Minimum Amount in the New Financing.

(b)          Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTIONS) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTIONS OTHER THAN THE STATE OF CALIFORNIA.

(c)          Amendment. This Agreement may only be amended by written agreement of the Company and the Employee.

(d)          Assignment. An Employee may only assign this Agreement with the written consent of the Company. The Company may freely assign this Agreement without the consent of any other party. Any assignment of this Agreement in violation of this Section is null and void. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(e)          Waiver of Rights. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights, powers and remedies under this Agreement are cumulative and are not exclusive of any other rights, powers and remedies provided by law.

(f)          No Other Agreements. This Agreement (including the Exhibits attached hereto) contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement between the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings. There are no unwritten agreements between the parties hereto.

(g)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement will be binding upon the Company and the Employee and their respective successors, assigns, heirs and personal representatives.

(h)          Further Assurances. The Employee shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may be reasonably required to effect the transactions contemplated by this Agreement.

(i)          Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CNS RESPONSE, INC.

By:
Name:
Title:	DIRECTOR

EMPLOYEE

Schedule A

(1) Issued and Outstanding Common Stock

(2) Issued and Outstanding Warrants

(3) Issued and Outstanding Options

(4) Note and Warrant Purchase Agreements and Convertible Promissory Notes
Paul Buck	$50,000

(5) Accrued Interest on Promissory Notes through September 30, 2012
Paul Buck	7,413

(6) Outstanding Expense Reimbursements
Michael Darkoch	$3,398
Daniel Hoffman	1,345
Paul Buck (due by CNS)	11,187
Paul Buck (due by NTC)	708
	$16,638

(7) Accrued Vacation Pay
George Carpenter	$41,539
Paul Buck	32,000
Michael Darkoch	22,472
Daniel Hoffman	5,831
	$101,842

(8) Accrued HSA Benefits
Accrued HSA Benefits CNS	$6,750
Accrued HSA Benefits CNS	9,350
	$16,100

(9) Accrued Salary since September 30, 2012 through November 15, 2012*
George Carpenter	$22,500
Paul Buck	17,333
Daniel Hoffman	12,000
	$51,833
* Calculated at 2/3 of Standard Salary

(10) Employment Agreements

(11) Indemnity Agreements

(12) Stock issued as part of the Employment Compensation Forfeiture and Exchange Agreement
George Carpenter	56,250	shares of common stock
Paul Buck	66,083	shares of common stock
Michael Darkoch	43,333	shares of common stock
Daniel Hoffman	38,500	shares of common stock
	204,166

(13) The 50% of the Deferred Salary not Forfeited under the Employment Compensation Forfeiture and Exchange Agreement
George Carpenter	$56,250
Paul Buck	66,084
Michael Darkoch	43,334
Daniel Hoffman	38,500
	$204,168